Exhibit 10.7

SEPARATION AND RELEASE OF CLAIMS AGREEMENT

This Separation and Release of Claims Agreement (the “Agreement”) is made as of the Effective Date (as defined below) between Merrimack Pharmaceuticals, Inc. (the “Company”) and Robert J. Mulroy (“Executive”) (together, the “Parties”).

WHEREAS, the Company and Executive are parties to the Amended and Restated Employment Agreement dated as of August 16, 2011 (the “Employment Agreement”), under which Executive currently serves as President and Chief Executive Officer of the Company;

WHEREAS, the Parties wish to establish terms for Executive’s orderly transition and separation from the Company effective on the Separation Date (as defined below); and

WHEREAS, the Parties agree that the payments, benefits and rights set forth in this Agreement shall be the exclusive payments, benefits and rights due Executive;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	Separation Date; Post-Employment Consulting Arrangement –

(a) Executive’s effective date of separation from employment with the Company will be October 3, 2016 (the “Separation Date”).  Executive hereby resigns, as of the Separation Date, from his employment with the Company and from his positions as a member of the Company’s Board of Directors and as an officer of the Company.  Executive agrees to execute and deliver any documents reasonably necessary to effectuate such resignations, provided that nothing in any such document is inconsistent with any terms set forth in this Agreement. As of the Separation Date, all salary payments from the Company will cease and any benefits Executive had as of the Separation Date under Company-provided benefit plans, programs, or practices will terminate, except as required by federal or state law or as otherwise specifically set forth in this Agreement.

(b) Upon the Separation Date, the Company and Executive shall enter into a consulting agreement in the form attached to this Agreement as Attachment A and incorporated into this Agreement (the “Consulting Agreement”), pursuant to which Executive shall provide assistance in connection with the Company’s transition to new leadership.  During the Consultation Period (as such term is defined in the Consulting Agreement), any unvested equity awards previously granted to Executive by the Company will continue to vest and be exercisable in accordance with the applicable equity plans and award agreements.  It is anticipated that Executive’s performance of services under the Consulting Agreement will be limited to less than one (1) day per week.

2.

Severance Benefits – In return for Executive’s timely signing and not revoking this Agreement, and subject to Executive’s compliance with all terms hereof, the Company will provide Executive with the following severance benefits in full satisfaction of the Company’s obligations under the Employment Agreement (the “Severance Benefits”):

(a) Salary Continuation – Commencing on the first regularly scheduled payroll date that follows the sixtieth (60th) day after the Separation Date (the “Payment Commencement Date”), the Company will, for a twelve (12) month period (the “Severance Period”), provide Executive with severance pay in the form of salary continuation payments at Executive’s current annual base salary rate of $598,689.00, less all applicable taxes and withholdings and in accordance with the Company’s regular payroll practices.

(b) Group Health Insurance – Should Executive be eligible for and timely elect to continue receiving group health and/or dental insurance coverage under the law known as COBRA, the Company shall, until earlier of (x) the last day of the Severance Period, and (y) the date that Executive is no longer eligible for COBRA continuation coverage (the “COBRA Contribution Period”), pay on Executive’s behalf the share of the premium for such coverage that it currently pays on behalf of active and similarly situated employees who receive the same type of coverage.  The remaining balance of any premium costs, and all premium costs after the COBRA Contribution Period, shall be paid by Executive on a monthly basis during the elected period of health insurance coverage under COBRA for as long as, and to the extent that, he remains eligible for COBRA continuation.

(c) Pro-Rata Bonus – On the Payment Commencement Date, the Company shall provide Executive with a pro-rata bonus payment of $154,271, which is equivalent to (i) the average of Executive’s annual bonus payments over each of the three (3) years prior to the Separation Date, multiplied by (ii) a fraction, the numerator of which is the number of days during calendar year 2016 during which Executive remained employed by the Company and the denominator of which is 365.

(d)  Other Benefits Continuation – During the Severance Period, the Company shall, to the extent allowed by applicable law and the applicable plan documents, continue to provide Executive with such other benefits as are described in Section 4(f) of the Employment Agreement, subject to and on a basis consistent with the terms, conditions and overall administration of such plans.

Other than the Severance Benefits, Executive will not be eligible for, nor shall he have a right to receive, any payments or benefits from the Company following the Separation Date, other than reimbursement for any outstanding business expenses in accordance with Company policy.

3.

Release of Claims – In exchange for the consideration set forth in this Agreement, which Executive acknowledges he would not otherwise be entitled to receive, Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that Executive ever had or now has against any or all of the Released Parties up to the date on which he signs this Agreement, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to Executive’s employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Rehabilitation Act, Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, and the Employee Retirement Income Security Act, all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq. (Massachusetts law regarding payment of wages and overtime), the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102 and Mass. Gen. Laws ch. 214, § 1C, the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Maternity Leave Act, Mass. Gen. Laws ch. 149, § 105D, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of or related to the Employment Agreement); all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of Executive’s employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this release of claims prevents Executive from filing a charge with, cooperating with, or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission or a state fair employment practices agency (except that Executive acknowledges that he may not recover any monetary benefits in connection with any such charge, investigation, or proceeding, and Executive further waives any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding). This release also does not prevent Executive from reporting possible violations of federal securities laws to government enforcement agencies without notice to the Company, or from receiving any applicable award for information provided to such government enforcement agencies.  Further, nothing herein shall prevent Executive from bringing claims to enforce this Agreement and/or the Consulting Agreement, or release (i) any rights Executive may have under the Company’s certificate of incorporation, by-laws, insurance and/or any indemnification agreement between him and the Company (and/or otherwise under law) for indemnification and/or defense as an employee, officer or director of the Company for his service to the Company (recognizing that such indemnification and/or defense is not guaranteed by this Agreement and shall be governed by the instrument or law, if any, providing for such indemnification and/or defense), (ii) any rights Executive may have to vested equity ownership in the Company under the applicable equity plans and agreements, (iii) any rights Executive may have to vested pension or 401(K) benefits or interests under any ERISA-Covered benefit plan (excluding severance) provided by the Company, (iv) any rights to COBRA or Workers’ Compensation Benefits, or (v) any rights or claims that cannot be waived by law, including claims for unemployment benefits, which the Company agrees that it will not contest, provided that the Company will not make any false statement to any government agency.

4.

Continuing Obligations – Executive acknowledges and reaffirms his obligation, to the extent permitted by law and except as otherwise permitted by Section 8 below, to keep confidential and not to use or disclose any and all non-public information concerning the Company that he acquired during the course of his employment with the Company, or may acquire during his service under the Consulting Agreement, including, but not limited to, any non-public information concerning the Company’s business affairs, business prospects, and financial condition.  Executive further acknowledges his continuing obligations with respect to confidential information, non-competition, non-solicitation, non-disclosure and developments as set forth in Sections 6-8 of the Employment Agreement and in the Non-Competition, Non-Solicitation, Non-Disclosure and Developments Agreement dated as of August 16, 2011 (the “Restrictive Covenant Agreement”) (except to the extent modified by Section 14 of the Employment Agreement), which survive his separation from employment with the Company, provided, however, the Company agrees to waive Section 4(f) of the Restrictive Covenant Agreement.

5.

Non-Disparagement – Executive understands and agrees that, to the extent permitted by law and except as otherwise permitted by Section 8 below, he will not, in public or private, make any false, disparaging, derogatory or defamatory statements, online (including, without limitation, on any social media, networking, or employer review site) or otherwise, to any person or entity, including, but not limited to, any media outlet, industry group, financial institution or current or former employee, board member, consultant, client or customer of the Company, regarding the Company or any of the other Released Parties, or regarding the Company’s business affairs, business prospects, or financial condition. The Company will instruct its board members and executive officers, to the extent permitted by law and except as otherwise permitted by Section 8 below, not to make any false, disparaging, derogatory or defamatory statements to third parties about Executive.

6.

Return of Company Property – Executive confirms that he will, upon the earlier of the Company’s request or the termination of his services under the Consulting Agreement, return to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, tablets, etc.), Company identification and any other Company-owned property in his possession or control and that he will leave intact all electronic Company documents, including but not limited to those that he developed or helped to develop during his employment or while performing services under the Consulting Agreement. Executive further agrees that he will, upon the earlier of the Company’s request or the termination of his services under the Consulting Agreement, cancel all accounts for his benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or wireless data accounts and computer accounts.

7.

Confidentiality – Executive understands and agree that, to the extent permitted by law and except as otherwise permitted by Section 8 below, the terms and contents of this Agreement, and the contents of the negotiations and discussions resulting in this Agreement, shall be maintained as confidential by Executive and his agents and representatives and shall not be disclosed except as otherwise agreed to in writing by the Company, except as required by law, and except to his immediate family, legal, financial and tax advisors, on the condition that any individuals informed must hold the above information in strict confidence. The Company agrees that, to the extent permitted by law and except as otherwise permitted by Section 8 below, it shall keep the contents of the negotiations and discussions resulting in this Agreement confidential except as it believes in good faith to be reasonably necessary for a legitimate business purpose.

8.

Scope of Disclosure Restrictions – Nothing in this Agreement prohibits Executive or any other person from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies or participating in government agency investigations or proceedings.  Executive is not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information Executive obtained through a communication that was subject to the attorney-client privilege.  Further, notwithstanding Executive’s confidentiality and nondisclosure obligations, Executive is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

9.

Cooperation – Executive agrees that, to the extent permitted by law, he shall, for one (1) year following the Separation Date, reasonably cooperate with the Company in the investigation, defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against the Company by a third party or by or on behalf of the Company against any third party, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator. Executive’s reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with the

Company’s counsel, at reasonable times and locations designated by the Company, to investigate or prepare the Company’s claims or defenses, to prepare for trial or discovery or an administrative hearing, mediation, arbitration or other proceeding and to act as a witness when requested by the Company. The Company will reimburse Executive for all reasonable and documented out of pocket costs that he incurs to comply with this paragraph. Executive further agrees that, to the extent permitted by law, he will notify the Company promptly in the event that he is served with a subpoena (other than a subpoena issued by a government agency), or in the event that he is asked to provide a third party (other than a government agency) with information concerning any actual or potential complaint or claim against the Company.

10.

Final Compensation – Executive acknowledges that he has received all compensation due to him from the Company, including, but not limited to, all wages, bonuses and accrued, unused vacation time, and that, other than pursuant to the Consulting Agreement, he is not eligible or entitled to receive any additional payments or consideration from the Company beyond that provided for in Section 2 of this Agreement.

11.

Amendment and Waiver – This Agreement shall be binding upon the Parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the Parties.  This Agreement is binding upon and shall inure to the benefit of the Parties and their respective agents, assigns, heirs, executors/administrators/personal representatives, and successors.  No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

12.

Validity – Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

13.

Nature of Agreement – Both Parties understand and agree that this Agreement is a separation agreement and does not constitute an admission of liability or wrongdoing on the part of the Company or Executive.

14.

Time for Consideration and Revocation – Executive acknowledges that he was initially presented with this Agreement on September 27, 2016.  Executive understands that this Agreement shall be of no force or effect, and that he shall not be eligible for the consideration described herein, unless he signs and returns this Agreement on or before October 19, 2016, and does not revoke his acceptance in the subsequent seven (7) day period (the day immediately following expiration of such revocation period, the “Effective Date”).

15.

Acknowledgments – Executive acknowledges that he has been given at least twenty-one (21) days to consider this Agreement, and that the Company is hereby advising him to consult with an attorney of his own choosing prior to signing this Agreement.  Executive further acknowledges and agrees that any changes made to this Agreement following his initial receipt of this Agreement, whether material or immaterial, did not re-start or affect in any manner the original twenty-one (21) day consideration period. Executive understands that he may revoke this Agreement for a period of seven (7) days after he signs it by notifying the Company in writing, and this Agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period.  Executive understands and agrees that by entering into this Agreement he will be waiving any and all rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that he has received consideration beyond that to which he was previously entitled.

16.

Voluntary Assent – Executive affirms that no other promises or agreements of any kind have been made to or with Executive by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement.  Executive further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

17.

Applicable Law – This Agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions.  Executive hereby irrevocably submits to and acknowledges and recognizes the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in the Commonwealth of Massachusetts (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof.

18.

Entire Agreement – This Agreement contains and constitutes the entire understanding and agreement between the Parties hereto with respect to Executive’s separation from the Company, severance benefits and the settlement of claims against the Company, and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith; provided, however, that nothing in this Section shall modify, cancel or supersede Executive’s obligations set forth in Section 4 above.

19.

Tax Acknowledgement – In connection with the Severance Benefits provided to Executive pursuant to this Agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and Executive shall be responsible for all applicable taxes owed by him with respect to such Severance Benefits under applicable law.  Executive acknowledges that he is not relying upon the advice or representation of the Company with respect to the tax treatment of any of the Severance Benefits set forth in this Agreement.

20.

Section 409A - This Agreement, and all payments hereunder, are intended to be exempt from, or if not so exempt, to comply with the requirements of, Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”), and this Agreement shall be interpreted and administered accordingly.  Notwithstanding anything to the contrary in this Agreement, if at the time of Executive’s termination of employment, he is a “specified employee” as defined under Section 409A, any and all amounts payable hereunder on account of such termination of employment that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon Executive’s death; except to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A – 1(b) or other amounts or benefits that are exempt from or otherwise not subject to the requirements of Section 409A. For purposes of this Agreement, whether or not a termination of employment has occurred shall be determined consistently with Section 409A.  In addition, each payment made pursuant to the Agreement shall be treated as a separate payment and the right to a series of installment payments hereunder is to be treated as a right to a series of separate payments.

21.

Counterparts – This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.  Facsimile and PDF signatures shall be deemed to be of equal force and effect as originals.

IN WITNESS WHEREOF, the Parties have set their hands and seals to this Agreement as of the date(s) written below.

Merrimack Pharmaceuticals, Inc.

/s/ Jeffrey A. Munsie		Date: 10/2/16
By:	Jeffrey A. Munsie
General Counsel

I hereby agree to the terms and conditions set forth above. I have been given at least twenty-one (21) days to consider this Agreement and I have chosen to execute this on the date below.  I intend that this Agreement will become a binding agreement if I do not revoke my acceptance within seven (7) days.

Robert J. Mulroy
/s/ Robert J. Mulroy	Date: 10/2/16

ATTACHMENT A

CONSULTING AGREEMENT

MERRIMACK PHARMACEUTICALS, INC.

CONSULTING AND CONFIDENTIALITY AGREEMENT

This Consulting and Confidentiality Agreement (this “Agreement”) is entered into as of October 3, 2016 (the “Effective Date”) by and between Merrimack Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Robert J. Mulroy (the “Consultant”).

WHEREAS, the Consultant has certain knowledge and expertise regarding the Company as a result of having served as its President and Chief Executive Officer; and

WHEREAS, the Company desires to have the benefit of the Consultant’s knowledge and experience, and the Consultant desires to provide consulting services to the Company, all as hereinafter provided in this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, the sufficiency of which are hereby acknowledged, the Company and the Consultant hereby agree as follows:

Section 1.  Services.

(a)Services; Performance.  The Consultant shall render to the Company the consulting services described in Exhibit A attached to this Agreement and any additional consulting services as mutually agreed to by the Consultant and the Company from time to time in writing (collectively, the “Services”).  The Consultant shall perform such Services in a professional manner and consistent with the highest industry standards at such reasonable times as the Company may from time to time request.  The Consultant shall comply with all rules, procedures and standards promulgated from time to time by the Company with respect to the Consultant’s access to and use of the Company’s property, information, equipment and facilities in the course of the Consultant’s provision of Services hereunder.

(b)Non-Exclusive.  The parties agree that the Consultant shall provide the Company with the Services on a non-exclusive basis, and that, at all times during the term of this Agreement, the Consultant shall be free to provide, and the Company shall be free to obtain, consulting and advisory services to/from any third party, so long as the provision of such services does not conflict with or breach the Consultant’s obligations described in Sections 5 through 8.

Section 2.  Compensation and Reimbursement.

(a)Compensation.  As consideration for the performance of Services by the Consultant hereunder, the Company shall compensate the Consultant at a rate of $300 per hour.

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(b)Expense Reimbursement.  The Company shall reimburse the Consultant for all reasonable out-of-pocket expenses incurred by the Consultant in connection with the performance of the Services under this Agreement, so long as they are approved in writing in advance by the Company and provided such expenses are consistent with the Company’s Travel and Expense Guidelines.  Such expenses include, by way of example, coach-class travel, lodging, transportation and long distance telephone charges.  The Company shall also reimburse the Consultant for any unusual expenses incurred at the request, and with the prior approval, of the Company.

(c)Itemized Statements.  At the end of any month that the Consultant performs Services or incurs expenses, the Consultant shall submit to the Company an itemized statement of the Services performed, including the number of hours worked and the project to which the Services relate, and the expenses incurred, including appropriate and reasonable documentation.  The Company shall pay the Consultant the amount set forth on such itemized statement within forty-five (45) days after receipt, provided that if there is any disagreement with respect to the itemized statement, the Company and the Consultant shall work together in good faith to resolve such disagreement.  The Consultant shall keep full, true and accurate books of account and other records containing all particulars that may be necessary to ascertain properly and verify the fees and expenses paid pursuant to this Agreement.  During the term of this Agreement, and for one (1) year thereafter, the Company or its representatives shall have the right to inspect, during regular business hours, said books of account and other records for purposes of verifying such fees and expenses.

(d)No Employee Benefits.  The Consultant’s relationship with the Company will be that of an independent contractor, and the Consultant shall not, in connection with this relationship, be entitled to any benefits, coverages or privileges, including without limitation social security, unemployment, medical or pension payments, made available to employees of the Company.

Section 3.  Term and Termination.

(a)Consultation Period.  Subject to the terms and conditions hereinafter set forth, the term of this Agreement shall expire upon termination or expiration of the term of the Consultant’s consulting arrangement with the Company hereunder (the “Consultation Period”), which Consultation Period shall commence on the Effective Date and shall continue until October 2, 2019 unless earlier terminated; provided, however, that the Consultation Period may be extended for an additional period(s) upon the mutual written agreement of both parties, and provided further that the Consultation Period shall automatically terminate upon the death, physical incapacitation or mental incompetence of the Consultant.  The terms and conditions of this Agreement shall continue to govern any Services that continue past expiration or termination of this Agreement.

(b)Termination by the Company.  The Company may terminate the Consultation Period for any reason, with or without Cause (as defined below), immediately upon written notice to the Consultant.  The Company shall have the right to terminate the Consultation Period as set forth in this Section 3(b) without prejudice to any right or remedy it may have due to any failure of the Consultant to perform its obligations under this Agreement.

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(c)Termination by the Consultant.  The Consultant may terminate the Consultation Period for any reason, with or without cause, immediately upon written notice to the Company.  The Consultant shall have such right to terminate the Consultation Period as set forth in this Section 3(c) without prejudice to any right or remedy it may have due to any failure of the Company to perform its obligations under this Agreement.

(d)Effects of Termination.  In the event of any termination under this Section 3, the Consultant shall be entitled to payment for Services performed and expenses incurred in accordance with Section 2(b) prior to the effective date of such termination.  In addition, but only in the event the Company terminates the Consultation Period without Cause, all unvested equity granted to the Consultant shall immediately vest and remain exercisable in accordance with the applicable equity plans and award agreements.  Except as otherwise explicitly provided herein, the provisions of this Section 3(d) and Sections 6 through 10 shall survive the termination or expiration of this Agreement for any reason.  For purposes hereof, “Cause” shall mean (i) a failure by the Consultant to perform  the Services that results in material harm to the Company, (ii) the Consultant’s material breach of this Agreement or any other written agreement with the Company, including, without limitation, the Separation and Release of Claims Agreement to which this Agreement is Attachment A, (iii) the Consultant’s fraud, embezzlement or willful misconduct related to the Company, or (iv) the Consultant’s conviction of, or plea of nolo contendere to, a misdemeanor relating to the Company, any crime involving dishonesty or moral turpitude, or any felony.

Section 4.  Independent Contractor.  The Consultant is not as of the Effective Date, nor shall the Consultant be deemed to be at any time during the term of this Agreement, an employee of the Company.  The Consultant’s status and relationship with the Company shall be that of an independent contractor and consultant.  The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.  Nothing herein shall create, expressly or by implication, a partnership, joint venture or other association between the parties.  The Consultant shall be solely responsible for payment of all charges and taxes arising from its relationship to the Company as a consultant.

Section 5.  Certain Representations, Warranties and Covenants of the Consultant.  The Consultant represents, warrants and covenants to the Company that:

(a)No trade secrets or other confidential or proprietary information of any third party shall be disclosed to the Company or used by the Consultant in the performance of the Services hereunder, and, with respect to any information, know-how, knowledge or data disclosed to the Company or used by the Consultant in the performance of the Services, the Consultant has the full and unrestricted right to disclose or use the same.

(b)The Consultant is not a party to, or otherwise bound by, any employment, consulting or similar agreement, arrangement or understanding with any for-profit enterprise that is or may be a direct competitor of the Company (a “Competitor”).

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(c)If the Consultant is a faculty member of, or otherwise affiliated with, an academic institution or other not-for-profit research institution (an “Academic Institution”), (i) the Consultant has disclosed such fact to the Company and has provided the Company with all patent, consulting or other applicable policies and procedures of such Academic Institution, and (ii) the Consultant has obtained any and all necessary consents and satisfied any other conditions or requirements imposed by such Academic Institution to enter into this Agreement and perform Services for the Company as contemplated hereunder.

(d)Except as set forth in such policies and procedures of an Academic Institution previously provided to the Company, there are no agreements, arrangements or understandings to which the Consultant is a party, or by which the Consultant is bound, with any current or previous employer or any other party forbidding or restricting the Consultant from entering into this Agreement or performing the Services for the Company hereunder, or which otherwise conflicts with the Consultant’s obligations under this Agreement, nor shall the Consultant enter into any such third party agreements, including without limitation any employment, consulting or advisory agreements, arrangements or understandings with a Competitor.

(e)The Consultant’s performance of the Services or any other obligations under this Agreement does not and will not conflict with or breach any agreement, arrangement or understanding with any current or previous employer or any other party to which the Consultant is a party or by which the Consultant is bound (including without limitation any non-disclosure or non-competition agreement).

(f)The Consultant has not been debarred and, to the best of the Consultant’s knowledge, is not under consideration to be debarred, by the U.S. Food and Drug Administration from working in or providing consulting or advisory services to any pharmaceutical or biotechnology company.

Section 6.  Confidentiality.

(a)Obligations of Confidentiality.  The Consultant acknowledges and agrees that the relationship between the Company and the Consultant is one of high trust and confidence, and that, during the course of providing the Services, the Company may disclose to the Consultant certain confidential or proprietary information regarding the Company’s products, technology, business and operations, including without limitation possible product development and marketing plans and strategies, non-public clinical and research and development information, non-public financial information (including projections), trade secrets, inventions, scientific or technical data, copies of non-publicly available agreements or documents (including patent applications), customer and supplier lists, information of third parties that the Company has an obligation to keep confidential and other confidential information as the Company may disclose to the Consultant (collectively, the “Confidential Information”).  For the avoidance of doubt, Works (as defined in Section 7(a)) and the existence of a consulting relationship between the Company and the Consultant (including the terms and conditions of this Agreement) shall be deemed Confidential Information.  The Consultant shall use its best efforts to maintain and protect any and all Confidential Information delivered to it and not to directly or indirectly publish, disseminate or otherwise disclose this Confidential Information to any third party.  The Consultant further agrees to use the Confidential Information solely for the purposes of conducting the Services hereunder and not for the Consultant’s own benefit or for the benefit of any third party.  The Consultant shall not remove any Confidential Information or copies thereof from the Company’s premises, except to the extent necessary to fulfill the Services.

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(b)Employees and Agents.  The Consultant shall only disclose Confidential Information to those of its employees and agents who require knowledge or access to the Confidential Information in the course of providing the Services and who are contractually bound to protect the confidentiality of such Confidential Information.  The Consultant shall inform those employees and agents who have access to the Confidential Information that such information is strictly confidential.  The Consultant shall use best efforts to ensure compliance by its employees and agents having access to the Confidential Information and shall be responsible for any breach of this Agreement by such employees and agents.  The Consultant shall not provide Confidential Information to any of its employees or agents who do not have a need to know such Confidential Information.

(c)Exceptions.  The Consultant’s obligations as to the Confidential Information shall not apply to any portion of the Confidential Information:

(i)which is already in the Consultant’s possession at the time of disclosure by the Company, other than by previous disclosure by the Company, as demonstrated by prior written records;

(ii)which is or becomes publicly available or a matter of public knowledge generally, through no act or omission by the Consultant;

(iii)which is lawfully received by the Consultant from a third party who is or was not bound in any confidential relationship to the Company at the time of such disclosure to the Consultant;

(iv)which is independently developed by the Consultant without reference to or reliance upon the Confidential Information (and such independent development can be properly demonstrated by the Consultant by documentary evidence); or

(v)which is required to be disclosed by the Consultant to comply with applicable laws or governmental regulations.

Further, notwithstanding the Consultant’s confidentiality obligations hereunder, the Consultant is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”

(d)Return of Confidential Information.  Any Confidential Information, including data and materials, furnished by the Company for use by the Consultant in connection with the Services shall remain the sole property of the Company.  The Consultant shall promptly return all such Confidential Information to the Company upon request by the Company or upon termination or expiration of this Agreement.

(e)Injunctive Relief.  The restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Consultant to be reasonable for such purpose.  The Consultant agrees that any breach of Section 6 or 7 is likely to cause the Company substantial and irrevocable damage which is difficult to measure.

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Therefore, in the event of any such breach or threatened breach, the Consultant agrees that the Company, in addition to such other remedies as may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach without having to prove actual damages, and the right to specific performance of the provisions of this Agreement, and the Consultant hereby waives the adequacy of a remedy at law as a defense to such relief.

Section 7.  Ownership of Work Product.

(a)Works.  The Consultant shall promptly and fully disclose in writing to the Company all concepts, discoveries, improvements, inventions, formulae, molecules, organisms, chemical or biological materials, ideas, designs, processes, methods, products, computer programs, databases, trade secrets, know-how, technical or business innovations, writings or other works of authorship and patents or patent rights created, reduced to practice or conceived by the Consultant during the term of this Agreement and for six (6) months thereafter (whether or not patentable or copyrightable and whether made solely by the Consultant or jointly with others) which result from the Services or any information derived from the use of any facilities, equipment, supplies or Confidential Information of the Company (collectively, “Works”).  The Consultant shall maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Works.  Such written records shall be available to and remain the sole and exclusive property of the Company at all times.

(b)Ownership of Works.  The Works shall be and remain the sole and exclusive property of the Company or its nominees, whether or not patented or copyrighted and without regard to any termination of this Agreement.  The Works are being created at the insistence of the Company and shall be deemed to be “works made for hire,” except to the extent not permitted under the U.S. copyright laws.  The Consultant hereby assigns to the Company all right, title and interest in and to all Works and any and all related patent rights, copyrights, trademarks, trade names and other industrial and intellectual property rights and applications, in the United States and throughout the world, and appoints any officer of the Company as its duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority.  Upon the request of the Company and at the Company’s expense, the Consultant shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all right, title and interest in and to all Works to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any such Works.

(c)Work at Third Party Facilities.  The Consultant agrees not to make any use of any funds, space, personnel, facilities, equipment or other resources of a third party in performing the Services hereunder, nor take any other action, that would result in a third party owning or having rights to any Works, unless agreed upon in writing in advance by the Company.  The Company and the Consultant acknowledge and agree that the Consultant’s use of a third party’s telephones, fax machines or computers for communication purposes does not constitute an unauthorized use of such third party’s facilities under this Section 7(c).

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(d)Agreement with Academic Institution.  This Agreement is made with the understanding that the Consultant, if affiliated with an Academic Institution, may have signed an agreement concerning inventions with such Academic Institution under which the Consultant may be obligated to assign to such Academic Institution certain inventions which arise out of or otherwise relate to the Consultant’s work at or for such Academic Institution or from the Consultant’s use of certain of its facilities or intellectual property.  In performing the Services hereunder, the Consultant agrees not to utilize Academic Institution facilities or intellectual property if the result of such use is that any Works would not be assignable solely to the Company as set forth in this Section 7.

Section 8.  Restriction on Solicitation.  During any period in which the Consultant renders Services to the Company and for a period of one (1) year thereafter, the Consultant shall not recruit or otherwise solicit, entice or induce any employee of the Company or any of its subsidiaries or affiliates to terminate his or her employment, or otherwise cease his or her relationship, with the Company or any of its subsidiaries or affiliates.

Section 9.  Notice.  Any notice required or desired to be given shall be governed solely by this paragraph.  Notice shall be deemed given only upon (a) mailing of any letter or instrument by overnight delivery with a reputable carrier or by registered mail, return receipt requested, postage prepaid by the sender, or (b) personal delivery.

If to the Consultant: Robert J. Mulroy 173 Lewis Road Belmont, MA 02478	If to the Company: Merrimack Pharmaceuticals, Inc. One Kendall Square, Suite B7201 Cambridge, MA 02139 Attn: Legal Department

From time to time, either party may, by written notice to the other in accordance with this Section 9, designate another address that shall thereupon become the effective address of such party for the purpose of this Section 9.

Section 10.  Miscellaneous.  This Agreement, together with all exhibits hereto, constitutes the entire understanding of the parties hereto with respect to the matters contained herein and supersedes all proposals and agreements, written or oral, and all other communications between the parties relating to the subject matter of this Agreement.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflict of laws rules.  The headings contained in this Agreement are for the convenience of the parties and are not to be construed as a substantive provision hereof.  This Agreement may not be modified or amended except in writing signed or executed by the Consultant and the Company.  In the event any provision of this Agreement is held to be unenforceable or invalid, such unenforceability or invalidity shall not affect any other provisions of this Agreement and such other provisions shall remain in full force and effect.  If any provision of this Agreement is held to be excessively broad, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.  This Agreement shall be binding upon, and inure to the benefit of, both parties hereto and their respective successors and assigns, including any corporation with or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the

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responsibility for actual performance of the Services is personal to the Consultant and may not be assigned or delegated by the Consultant to any other person or entity.  This Agreement may be executed in counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

CONSULTANT	COMPANY

/s/ Robert J. Mulroy	/s/ Jeffrey A. Munsie
Signature	Signature

Robert J. Mulroy	Jeffrey A. Munsie
Printed Name	Printed Name

General Counsel
Title

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Exhibit A

Description of Services

The Consultant shall use his knowledge and expertise regarding the Company to assist Gary Crocker, the Company’s Chairman of the Board and interim Chief Executive Officer, with the leadership transition of the Company.  The Consultant shall only provide such assistance as is directed by Mr. Crocker.  The Consultant shall not undertake any actions for or on behalf of the Company without written pre-approval from Mr. Crocker, including initiating communications with any partner, stockholder or other business contact of the Company.  In addition, if any partner, stockholder or other business contact of the Company initiates communications with the Consultant, the Consultant shall not substantively respond to or engage with such partner, stockholder or business contact, but rather shall promptly refer such communication to Mr. Crocker to determine the appropriate response.

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